Exhibit 1      Description
---------      -----------

1              Press Release


For Immediate Release


                 Data Translation Announces Stock Buyback Plan

          MARLBORO, MA, March 26, 1999--Data Translation, Inc. (NASDAQ: DATX) announced today that its Board of Directors has approved the purchase of up to $1,000,000 of its shares of common stock over the remainder of the year. The purchases will be made on the open market from time to time. Purchases will be made at prevailing prices as market conditions and cash availability permit. Data Translation currently has 2,107,059 shares of common stock issued and outstanding.

          "This move reflects our confidence in the Company and is an effective way to return value to our stockholders," said Fred Molinari, Data Translation's Chairman, President and Chief Executive Officer. "Our last two quarters have been profitable and we believe that we are well positioned for future success." Mr. Molinari further noted that the Company has cash in excess of its operating needs.

          Data Translation, Inc. (NASDAQ:DATX-news) believes it is a world
                                         ---- ----
leader in the design, manufacture, and marketing of high performance Application Video, multimedia, imaging and data acquisition systems. Founded in 1973 and headquartered in Marlboro, Massachusetts, the company believes it is at the forefront of the development of standards-based digital video editing and playback systems that offer significant price and performance advantages over competing products. More information is available on Data Translation's Web site at http://www.datatranslation.com.
        -------------------------------

          Statements made herein which are not historical facts are forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Potential risks and uncertainties include such factors as the ability of the Company to meet its future capital requirements, the competitive pricing environment of the Company's industry, consumer demand for and market acceptance of the Company's products and other risks identified in documents filed by the Company with the Securities and Exchange Commission.

_____________________
Contact:

Data Translation, Inc.
Susan Walsh, 508/481-3700, ext. 205
swalsh@datx.com
---------------
http://www.datatranslation.com
------------------------------